EXHIBIT 99.6

November 3, 2004

Re: Northland Cable Properties Eight Limited Partnership (“NCP-8”)

Dear Limited Partner:

In June of this year, we advised you of our ongoing efforts to solicit purchase offers from qualified buyers for NCP-8’s existing assets. More specifically, we advised at that time that we were working with Daniels and Associates, the broker retained by NCP-8 to solicit offers from potential purchasers, to clarify the terms of certain offers received with the hope that we would be able to reach agreement with purchasers for the sale of the partnership’s assets for fair value. We also advised that if suitable agreements could be reached for the sale of all of the partnership’s assets, we hoped to be in a position to present to you for your consideration during the fourth quarter of this year an opportunity to vote on whether to liquidate the partnership prior to its scheduled expiration date, which is December 31, 2010. Pursuant to NCP-8’s partnership agreement, the partnership can sell assets without limited partner approval, but limited partner approval is required for any sale of all of the partnership’s assets which would lead to liquidation of the partnership prior to expiration of its original term.

Unfortunately, despite our ongoing efforts, we have been unable to secure a suitable agreement for the sale of the partnership’s assets with a purchaser who could secure the financing necessary to close the transaction at this time. We do not feel that the lack of viable purchase offers for the partnership’s cable systems reflect a lack of value in those systems or a concern over the operational capabilities of those systems. Instead, based on our experience, many factors affect the market for cable television systems over time, including whether the various companies participating in the cable television industry are generally in an acquisition mode, the availability of financing through lenders or investors and the number of other systems that are either on the market or forecasted to soon be offered for sale.

Our ongoing efforts to explore viable options to sell the partnership’s assets have been in response to input from various limited partners that have expressed an interest in realizing liquidity for their investment in the partnership prior to the partnership’s original expiration date, and our recognition that since the partnership’s units are not actively traded on the secondary market, the sale of the partnership’s assets leading to an early liquidation of the partnership may be a welcomed event for a majority of the partnership’s limited partners. Notwithstanding, while we continue to desire to explore future opportunities to sell the partnership’s assets for fair value, the partnership is not in a position where it has to sell its assets at this time. In August 2003, we successfully refinanced the partnership’s credit facility through December 31, 2007, and the life of the partnership pursuant to NCP-8’s partnership agreement is not scheduled to expire until December 31, 2010. As a result, while we understand that certain limited partners may be interested in liquidating their position in NCP-8 prior to expiration of the partnership’s term, we are primarily focused on obtaining offers for the partnership’s assets that reflect fair market value.

While we will continue our efforts to explore suitable opportunities to sell the partnership’s assets, we do not currently anticipate further efforts in that regard until the middle of 2005. Meanwhile, we note that certain limited partners have successfully sold their units in the partnership through the American Partnership Board which can be reached at (800) 736-9797. Neither NCP-8, nor any of its affiliates, are associated with the American Partnership Board and our providing this contact information should not be taken as our endorsement of the American Partnership Board or a recommendation as to whether to seek assistance from the American Partnership Board for the sale of any units that you hold in NCP-8. Instead, we are simply providing this contact information to you as an available resource. We also note that pricing information obtained through the American Partnership Board may not reflect fair value for your units in the partnership.

It is our experience, after many years in the cable television industry, that it is difficult to forecast the likelihood of receiving a solid purchase offer from a financially viable purchaser at any specific time. Notwithstanding, we aim to continue the current process of soliciting offers from potential purchasers with the goal of securing more than one viable offer for the partnership’s cable systems. While we are unable at this time to forecast the ultimate outcome of these activities, we shall continue to keep you informed of our efforts.

Very truly yours,
Northland Communications Corporation, G.P.
Northland Cable Properties Eight L.P.

/s/ Richard I. Clark
Richard I. Clark
Executive Vice President